File No. 333-11575
                                                Filed pursuant to Rule 424(b)(3)


                              ALFACELL CORPORATION


                                SUPPLEMENT NO. 1
                     TO PROSPECTUS DATED SEPTEMBER 13, 1996
          RELATING TO 2,042,506 SHARES OF COMMON STOCK, $.001 PAR VALUE

         The Prospectus is hereby supplemented by amending "Executive Compensation - Summary Compensation Table" to reflect the extension of the exercise period of the options discussed in footnote 3, below, so that the Summary Compensation Table reads in its entirety as follows:


                           SUMMARY COMPENSATION TABLE

         The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended July 31, 1996, 1995 and 1994 with respect to Alfacell's Chief Executive Officer and the only two other executive officers of the Company during the last three fiscal years (the "Named Executive Officers").


                                                                                                   Long Term
                                                                                                 Compensation
                                                                                               ---------------
                                                     Annual Compensation
                                --------------------------------------------------------------
                                                                                                  Securities
                                                                                Other             Underlying
                                                                                Annual             Options/            All Other
           Name and                                                          Compensation           SARs(#)          Compensation
      Principal Position            Year      Salary($)      Bonus($)           ($)(1)         ---------------            ($)
----------------------------      -----     ----------     ---------      ----------------                         ---------------

Kuslima Shogen                      1996         $150,000     - 0 -             - 0 -             500,000(3)             - 0 -
 Chief Executive Officer and        1995          150,000     - 0 -             - 0 -              - 0 - (4)             - 0 -
 Chairman of the Board of           1994          150,000     - 0 -             - 0 -            1,306,529(2)            - 0 -
 Directors(2)

Gail E. Fraser(5)                   1996         $130,000     - 0 -             - 0 -                - 0 -               - 0 -
 Vice President,                    1995          121,163     - 0 -             - 0 -              - 0 -(4)              - 0 -
 Finance and Chief                  1994            8,333     - 0 -             - 0 -              475,000(6)            - 0 -
 Financial Officer

Stanislaw M. Mikulski(7)            1996         $130,000     - 0 -             - 0 -             250,000(3)             - 0 -
 Executive Vice President           1995          130,000     - 0 -             - 0 -              - 0 - (4)             - 0 -
 and Medical Director               1994          130,000     - 0 -             - 0 -              431,409(7)            - 0 -



(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of the Named Executive Officers' total annual salary and bonus.

(2) Ms. Shogen resigned from her position as the Company's President in August 1996 and Chief Financial Officer in July 1994. No salary was paid to Ms. Shogen in fiscal 1995 and 1994 and these salary amounts were accrued on the Company's financial statements as obligations owed to Ms. Shogen. During fiscal 1996, Ms. Shogen was paid $225,978 representing payment in full of accrued back salary. Ms. Shogen was paid her salary in full for fiscal 1996. In consideration for her services to the Company through January 31, 1994 and Ms. Shogen's agreement to release the Company from its obligation to pay her $1,624,151 in accrued salary on the Company's balance sheet as of January 31, 1994, in March 1994 the Company granted Ms. Shogen options to purchase 841,529 shares of the Company's Common Stock at an exercise price of $3.20 per share.

(3) These options were originally granted during the fiscal year ended July 31, 1992, and were due to expire by their terms in September 1995. In September 1995, the exercise period for these options was extended until September 1996 and the per share exercise price was increased to the fair market value of the Common Stock on the date of such extension.

(4) No options were granted to the Named Executive Officers during the fiscal year ended July 31, 1995.

(5) Ms. Fraser became an employee of the Company on July 15, 1994. $96,163 of Ms. Fraser's salary in fiscal 1995 was paid to Ms. Fraser. That portion of Ms. Fraser's salary which was not paid to her was accrued on the Company's financial statements as obligations owed to Ms. Fraser. During fiscal 1996, Ms. Fraser was paid $25,000 representing payment in full of accrued back salary. Ms. Fraser was paid her salary in full for fiscal 1996.

(6) Prior to Ms. Fraser joining the Company, Ms. Fraser received under a consulting agreement an option to purchase 50,000 and 75,000 shares of the Company's Common Stock at exercise prices of $3.22 and $5.00, respectively. On July 15, 1994, Ms. Fraser was granted options to purchase 350,000 shares of Common Stock under the Plan at an exercise price of $4.11 per share.

(7) No salary was paid to Dr. Mikulski in fiscal 1994. $5,000 of Dr. Mikulski's salary in fiscal 1995 was paid to Dr. Mikulski. During fiscal 1996, Dr. Mikulski was paid $194,996 representing payment in full of accrued back salary. Dr. Mikulski was paid his salary in full for fiscal 1996. Those portions of Dr. Mikulski's salaries which were not paid to him were accrued on the Company's financial statements as obligations owed to Dr. Mikulski. In consideration for his services to the Company and Dr. Mikulski's agreement to release the Company from its obligation to pay him $639,619 in accrued salary on the Company's balance sheet as of January 31, 1994, in March 1994 the Company granted Dr. Mikulski options to purchase 331,409 shares of the Company's Common Stock at an exercise price of $3.20 per share.


         The  Prospectus  is  further   supplemented   by  amending   "Executive
Compensation" to add the following table in its entirety:

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended July 31, 1996.


=====================================================================================================
                                         Individual Grants

-----------------------------------------------------------------------------------------------------
                                                                                           Potential Realizable Value at Assumed
                                   % of Total Options        Exercise or                        Annual Rates of Stock Price
                   Options       Granted to Employees in     Base Price    Expiration         Appreciation for Option Term (2)
         Name    Granted (#)           Fiscal Year            ($/Share)       Date

                                                                                       0%($)       5%($)        10%($)
------------------------------------------------------------------------------------------------------------------------------------

Kuslima Shogen    500,000(1)                --                  $3.87       9/16/96       0     $96,750        $193,500

Gail E. Fraser        0                     --                   --            --         -           -               -

Stanislaw M.
  Mikulski        250,000(1)                --                   3.87       9/16/96       0     $48,375         $96,750
====================================================================================================================================


(1) These options were originally granted during the fiscal year ended July 31, 1992 and were due to expire by their terms in September 1995. In September 1995, the exercise period for these options was extended and the per share exercise price was increased to the fair market value of the Common Stock on the date of such extension. The Board of Directors approved extension of the exercise period and adjustment of the exercise price for these options along with certain other options due to expire in 1995 as an inducement for the exercise of such options.

(2) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their terms. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10%. The 0%
         appreciation column is included because the exercise price of the options equals the market price of the underlying Common Stock on the date the exercise period of the options was extended, and thus will have no value unless the Company's stock price increases above the exercise price.


         The Prospectus is further supplemented by amending the Selling Stockholders' Table to delete "Maronde, John and Gretchen JT TEN" as a Selling Stockholder, include their transferee as a Selling Stockholder and reflect certain other private transfers of shares of Common Stock included in the Prospectus and made by other Selling Stockholders as follows:


                                                                                                             Percentage
                                                                                                                 of
                                                                                                             Outstanding
                                                                                        Number of             Shares to be
                                                                                     Shares to be                Owned
                                                                                         Owned               Beneficially
                                       Number of                                     Beneficially                After
                                        Shares                 Number of                 After                Completion
                                     Beneficially               Shares                Completion                  of
Selling Stockholders                     Owned                  Offered               of Offering               Offering
--------------------                     -----                  -------               -----------               --------

Dr. Walter Bloom                           24,000(6)                6,000                     18,000               *
Francesco Borghese                             1,500                1,500                          0               *
C.S.W. Investment Corp.                    18,000(6)               18,000                          0               *
Scott Farnum                                     500                  500                          0               *
Granite Securities Corporation             15,000(7)               15,000                          0               *
Lynn P. Harrington                             1,500                1,500                          0               *
JAM Trust                                     67,100               27,100                     40,000               *
Patricia H. Long                               1,000                1,000                          0               *
Douglas McIntyre                               1,000                1,000                          0               *
B. Michael Pisani                         279,500(7)              117,000                    162,500             1.10%
Michael B. Pisani                                500                  500                          0               *
John P. Pisani                                10,000               10,000                          0               *
Richard F. Siracusa                            8,000                1,000                      7,000               *
Michael R. Shaw                                1,600                1,000                        600               *



(6) Dr. Bloom's beneficial ownership includes 18,000 shares owned by C.S.W. Investment Corp., which is a corporation controlled by Dr. Bloom.

(7) Mr. Pisani's beneficial ownership includes 15,000 shares owned by Granite Securities Corporation, which is a corporation controlled by Mr. Pisani.

         All initially capitalized terms used herein shall have the same meaning as specified in the Prospectus.


                The date of this Supplement is November 21, 1996


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